Exhibit 99.1

For Immediate Release

For Further Information
Refer to: John J. Haines
260-824-2900

FRANKLIN ELECTRIC REPORTS RECORD FOURTH QUARTER
2015 EARNINGS

Fort Wayne, Indiana - February 23, 2016 - Franklin Electric Co., Inc. (NASDAQ:FELE) reported fourth quarter 2015 adjusted earnings per share (EPS) of $0.35, a record for any fourth quarter, compared to 2014 fourth quarter adjusted EPS of $0.31, a 13 percent increase (see table below for a reconciliation of GAAP EPS to the adjusted EPS). In the fourth quarter of 2015, the Company’s GAAP fully diluted EPS was $0.33, also a record for any fourth quarter, up 450 percent to the GAAP fully diluted EPS of $0.06 from the fourth quarter of 2014. The GAAP fully diluted EPS in the fourth quarter of 2014 included a restructuring charge of $0.22 per share related to rationalizing our European manufacturing footprint.

Fourth quarter 2015 sales were $219.3 million, a decrease of 14 percent compared to 2014 fourth quarter sales of $253.8 million. The Company’s organic sales decline was 5 percent excluding acquisitions and the impact of foreign currency translation.

Gregg Sengstack, Franklin Electric’s Chairman and Chief Executive Officer, commented:

“We are pleased to report that our earnings for the fourth quarter were a record for any fourth quarter in the Company’s history. The top line impact of the strong dollar and the weak price of oil and other commodities was offset by margin expansion due to reductions in fixed costs, variable compensation expense, input costs and pricing. After non-GAAP adjustments, Water Systems operating income declined 2 percent on a 17 percent sales decline, and Fueling Systems operating income increased 8 percent on a 2 percent sales decline. Excluding the impact of foreign exchange and the decline in the price of oil, sales were flat compared to the fourth quarter 2014. Demand in our U.S. water business remains weak; however, we saw a slight sequential improvement in the year-over-year quarterly decline. Organic sales in developing regions were positive.”

Key Performance Indicators:

Earnings Before and After Non-GAAP Adjustments	For the Fourth Quarter			For the Full Year
(in millions)	2015	2014	Change	2015	2014	Change

Net Income attributable to FE Co., Inc. Reported	$16.2	$3.1	423%	$72.9	$69.8	4%
Allocated Undistributed Earnings	$(0.5)	$(0.3)		$(1.5)	$(1.6)
Adjusted Earnings for EPS Calculations	$15.7	$2.8	461%	$71.4	$68.2	5%

Non-GAAP adjustments (before tax):
Restructuring	$0.5	$15.1		$3.0	$16.6
Non-GAAP items	$0.4	$2.5		$2.1	$7.7
Pioneer tax benefits on equity gain	$—	$—		$(4.8)	-

Non-GAAP adjustments, net of tax:
Restructuring	$0.3	$10.5		$1.8	$11.4
Non-GAAP items	$0.2	$1.5		$1.3	$4.7
Pioneer tax benefits on equity gain	$—	$—		$(4.8)	$—

Earnings after Non-GAAP Adjustments	$16.2	$14.8	9%	$69.7	$84.3	(17)%

Earnings Per Share	For the Fourth Quarter			For the Full Year
Before and After Non-GAAP Adjustments	2015	2014	Change	2015	2014	Change
(in millions except Earnings Per Share)

Average Fully Diluted Shares Outstanding	46.7	48.1	(3)%	47.6	48.2	(1)%

Fully Diluted Earnings Per Share ("EPS") Reported	$0.33	$0.06	450%	$1.50	$1.41	6%

Restructuring Per Share, net of tax	$0.01	$0.22		$0.04	$0.24
Non-GAAP items, net of tax	$0.01	$0.03		$0.03	$0.11
Pioneer tax benefits on equity gain	$—	$—		$(0.10)	$—

Fully Diluted EPS after Non-GAAP Adjustments (Adjusted EPS)	$0.35	$0.31	13%	$1.47	$1.76	(16)%

Net Sales	For the Fourth Quarter			For the Full Year
(in millions)	Water	Fueling	Consolidated	Water	Fueling	Consolidated

Sales for 2014	$196.7	$57.1	$253.8	$824.6	$223.2	$1,047.8

Acquisitions	$1.3	$—	$1.3	$20.8	$0.5	$21.3
Foreign currency translation	$(20.9)	$(2.0)	$(22.9)	$(78.3)	$(11.0)	$(89.3)
Volume/Price Change	$(13.9)	$1.0	$(12.9)	$(59.5)	$4.6	$(54.9)
Sales for 2015	$163.2	$56.1	$219.3	$707.6	$217.3	$924.9

Operating Income and Margins
Before and After Non-GAAP Adjustments
(in millions)	For the Fourth Quarter 2015
	Water	Fueling	Other	Consolidated
Reported Operating Income	$20.0	$14.1	$(10.5)	$23.6
% Operating Income To Net Sales	12.3%	25.1%		10.8%

Non-GAAP Adjustments:
Restructuring	$0.5	$—	$—	$0.5
Non-GAAP	$0.1	$—	$0.3	$0.4
Operating Income after Non-GAAP Adjustments	$20.6	$14.1	$(10.2)	$24.5
% Operating Income to Net Sales After Non-GAAP Adjustments (Operating Income Margin after Non-GAAP Adjustments)	12.6%	25.1%		11.2%

	For the Fourth Quarter 2014
	Water	Fueling	Other	Consolidated
Reported Operating Income	$4.7	$11.7	$(13.8)	$2.6
% Operating Income To Net Sales	2.4%	20.5%		1.0%

Non-GAAP Adjustments:
Restructuring	$14.7	$0.4	$—	$15.1
Non-GAAP	$1.6	$0.9	$—	$2.5
Operating Income after Non-GAAP Adjustments	$21.0	$13.0	$(13.8)	$20.2
% Operating Income to Net Sales After Non-GAAP Adjustments (Operating Income Margin after Non-GAAP Adjustments)	10.7%	22.8%		8.0%

Operating Income and Margins
Before and After Non-GAAP Adjustments
(in millions)	For the Full Year of 2015
	Water	Fueling	Other	Consolidated
Reported Operating Income	$86.7	$51.5	$(47.8)	$90.4
% Operating Income To Net Sales	12.3%	23.7%		9.8%

Non-GAAP Adjustments:
Restructuring	$2.7	$0.3	$—	$3.0
Non-GAAP	$0.7	$0.2	$1.2	$2.1
Operating Income after Non-GAAP Adjustments	$90.1	$52.0	$(46.6)	$95.5
% Operating Income to Net Sales After Non-GAAP Adjustments (Operating Income Margin after Non-GAAP Adjustments)	12.7%	23.9%		10.3%

	For the Full Year of 2014
	Water	Fueling	Other	Consolidated
Reported Operating Income	$103.9	$49.7	$(53.5)	$100.1
% Operating Income To Net Sales	12.6%	22.3%		9.6%

Non-GAAP Adjustments:
Restructuring	$16.1	$0.5	$—	$16.6
Non-GAAP	$3.7	$1.5	$2.5	$7.7
Operating Income after Non-GAAP Adjustments	$123.7	$51.7	$(51.0)	$124.4
% Operating Income to Net Sales After Non-GAAP Adjustments (Operating Income Margin after Non-GAAP Adjustments)	15.0%	23.2%		11.9%

Water Systems

Water Systems sales were $163.2 million in the fourth quarter 2015, a decrease of $33.5 million or about 17 percent versus the fourth quarter 2014 sales of $196.7 million. Water Systems sales were reduced by $20.9 million or about 11 percent in the quarter due to foreign currency translation. Excluding foreign currency translation, Water Systems sales declined about 6 percent compared to the fourth quarter 2014.

Water Systems sales in the U.S. and Canada represented 33 percent of consolidated sales and declined by about 19 percent compared to the prior year. Water Systems sales in the U.S and Canada were reduced by about 2 percent in the quarter due to foreign currency translation. In the fourth quarter 2015, U.S. and Canada sales of mobile dewatering equipment declined by about 50 percent. The decline in mobile dewatering equipment is primarily attributed to reduced demand in the oil and gas end markets. Sales of groundwater pumping equipment declined by about 15 percent. The decline in groundwater equipment sales is attributable primarily to continued weakness in agricultural related products. Finally, sales of surface water pumping equipment declined by about 8 percent versus the fourth quarter 2014, primarily due to lower wastewater product sales.

Water Systems sales in Latin America were about 14 percent of consolidated sales for the fourth quarter and declined by about 24 percent compared to the fourth quarter of the prior year. Water Systems sales were reduced by $10.8 million or about 26 percent in the quarter due to foreign currency translation.

Excluding the impact of foreign currency translation, Latin American sales increased by about 2 percent compared to the fourth quarter 2014. This growth in sales was led by increased sales in Central America and Argentina. Sales of Water Systems products in Brazil increased about 1 percent in local currency during the fourth quarter.

Water Systems sales in the Middle East and Africa were about 12 percent of consolidated sales and decreased by about 9 percent compared to the fourth quarter 2014. Water Systems sales were reduced by about 17 percent in the quarter due to foreign currency translation. Excluding the impact of foreign currency translation, sales increased by about 8 percent compared to the fourth quarter 2014. The growth was across all major product lines and was driven by strong sales in the Gulf and Near East countries, mainly Turkey.

Water Systems sales in the Asia Pacific region were 9 percent of consolidated sales and were down about 4 percent compared to the fourth quarter prior year. The impact of foreign currency translation decreased sales by about 5 percent compared to the fourth quarter 2014. Excluding the impact of foreign currency translation, Asia Pacific sales increased by about 1 percent compared to the fourth quarter 2014. The Asia Pacific region experienced growth in groundwater product sales of about 4 percent, but this improvement was offset by a decline in mobile dewatering equipment.

Water Systems sales in Europe were about 6 percent of consolidated sales and decreased by about 20 percent compared to the fourth quarter 2014. The impact of foreign currency translation decreased sales by about 15 percent compared to the fourth quarter 2014. Excluding currency translation, European sales were down about 5 percent versus the fourth quarter of 2014. The decline was due to lower mobile dewatering equipment sales.

Water Systems operating income, after non-GAAP adjustments, was $20.6 million in the fourth quarter 2015, down $0.4 million or 2 percent versus the fourth quarter 2014. The fourth quarter operating income margin after non-GAAP adjustments was 12.6 percent, up 190 basis points from 10.7 percent in the fourth quarter of 2014.

Fueling Systems

Fueling Systems sales represented 26 percent of consolidated sales and were $56.1 million in the fourth quarter 2015, a decrease of $1.0 million or about 2 percent versus the fourth quarter 2014 sales of $57.1 million. Fueling Systems sales decreased by $2.0 million or about 4 percent in the quarter due to foreign currency translation. Fueling Systems sales were up about 2 percent, after excluding foreign currency translation.

Fueling Systems sales in the U.S. and Canada grew by about 6 percent during the quarter with most of the sales growth coming from fuel dispensing products and piping. Fueling Systems revenues in Asia Pacific grew by about 5 percent due to increased sales in India, partially offset with lower sales in China due to the ongoing reduction in State owned oil company procurements. Sales also declined in Europe principally due to a 65 percent decline in the sale of storage tanks that support North Sea oil production.

Fueling Systems operating income after non-GAAP adjustments was $14.1 million in the fourth quarter of 2015 compared to $13.0 million after non-GAAP adjustments in the fourth quarter of 2014, an increase of about 8 percent. The fourth quarter operating income margin after non-GAAP adjustments was 25.1 percent, an increase of 230 basis points from the 22.8 percent of net sales in the fourth quarter of 2014.

Overall

The Company’s consolidated gross profit was $69.1 million for the fourth quarter of 2015, a decrease of $8.7 million, or about 11 percent, from the fourth quarter of 2014 gross profit of $77.8 million. The gross profit as a percent of net sales was 31.5 percent in the fourth quarter of 2015 and increased about 90 basis points versus 30.6 percent during the fourth quarter 2014. The gross profit margin increase was primarily due to lower direct material costs and an improved sales mix of Water Systems products.

Selling, general, and administrative (SG&A) expenses were $45.1 million in the fourth quarter of 2015 compared to $60.1 million in the fourth quarter of the prior year, a decrease of $15.0 million or about 25 percent. The Company’s SG&A expenses decreased in the quarter primarily due to lower marketing and selling-related expenses, as well as lower costs for incentive compensation. About 20 percent of the SG&A expense decline was related to foreign exchange.

The Company ended the fourth quarter of 2015 with a cash balance of $81.6 million, which was $22.5 million higher than at the end of 2014. The cash balance increase is primarily attributable to cash generated from operations for the full year 2015 of about $98.3 million, or 133 percent of reported net income.

Commenting on the outlook, Mr. Sengstack said:

“Looking forward to 2016, we will have an exchange rate headwind which at current rates would reduce sales by $40 million and earnings per share by $0.08, when compared to 2015 results. We believe that we will overcome this headwind. Our plan is for two to four percent revenue growth and 2016 adjusted earnings per share to be between $1.57 and $1.67. Similar to other companies that have already provided results and guidance, we anticipate the year to start slow and gain momentum as the Northern Hemisphere moves into late spring.”

A conference call to review earnings and other developments in the business will commence at 9:00 am EST. The fourth quarter 2015 earnings call will be available via a live webcast. The webcast will be available in a listen only mode by going to:

http://edge.media-server.com/m/p/ytnrkiqm

If you intend to ask questions during the call, please dial in using (877) 643-7158 for domestic calls and (914) 495-8565 for international calls. The Conference ID is: 48713989.

A replay of the conference call will be available Tuesday, February 23, 2016 at 12:00 noon EST through midnight EST on Tuesday, March 1, 2016, by dialing (855) 859-2056 for domestic calls and (404) 537-3406 for international calls. The replay passcode is: 48713989.

Franklin Electric is a global leader in the production and marketing of systems and components for the movement of water and fuel. Recognized as a technical leader in its products and services, Franklin Electric serves customers around the world in residential, commercial, agricultural, industrial, municipal, and fueling applications.

The Company presents the non-GAAP financial measures of earnings after non-GAAP adjustments, fully diluted earnings per share after non-GAAP adjustments (or adjusted EPS), operating income after non-GAAP adjustments and percent operating income to net sales after non-GAAP adjustments (or operating income margin after non-GAAP adjustments) because the Company believes the information helps investors understand underlying trends in the Company's business more easily. The differences between these measures and the most comparable GAAP measures are reconciled in the tables above.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein, including those relating to market conditions or the Company’s financial results, costs, expenses or expense reductions, profit margins, inventory levels, foreign currency translation rates, liquidity expectations, business goals and sales growth, involve risks and uncertainties, including but not limited to, risks and uncertainties with respect to general economic and currency conditions, various conditions specific to the Company’s business and industry, weather conditions, new housing starts, market demand, competitive factors, changes in distribution channels, supply constraints, effect of price increases,  raw material costs, technology factors, integration of acquisitions, litigation, government and regulatory actions, the Company’s accounting policies, future trends, and other risks which are detailed in the Company’s Securities and Exchange Commission filings, included in Item 1A of Part I of the Company’s Annual Report on Form 10-K for the fiscal year ending January 3, 2015, Exhibit 99.1 attached thereto and in Item 1A of Part II of the Company’s Quarterly Reports on Form 10-Q. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements made herein are based on information currently available, and the Company assumes no obligation to update any forward-looking statements.

FRANKLIN ELECTRIC CO., INC. AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

(In thousands, except per share amounts)
	Fourth Quarter Ended		Fiscal Year End
	January 2, 2016	January 3, 2015	January 2, 2016	January 3, 2015

Net sales	$219,283	$253,837	$924,923	$1,047,777
Cost of sales	150,165	176,083	627,315	703,367
Gross profit	69,118	77,754	297,608	344,410
Selling, general, and administrative expenses	45,090	60,090	204,250	227,711
Restructuring expense	472	15,094	2,997	16,611
Operating income	23,556	2,570	90,361	100,088
Interest expense	(2,322)	(2,697)	(10,039)	(10,735)
Other income (expense), net	838	(202)	6,863	1,349
Foreign exchange expense	(830)	(397)	(869)	(999)
Income (Loss) before income taxes	21,242	(726)	86,316	89,703
Income tax expense (income)	4,991	(3,894)	12,625	18,851
Net income	$16,251	$3,168	$73,691	$70,852
Less: Net income attributable to noncontrolling interests	(90)	(66)	(746)	(1,046)
Net income attributable to Franklin Electric Co., Inc.	$16,161	$3,102	$72,945	$69,806

Income per share:
Basic	$0.34	$0.06	$1.52	$1.43
Diluted	$0.33	$0.06	$1.50	$1.41

FRANKLIN ELECTRIC CO., INC. AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In thousands)
	January 2, 2016	January 3, 2015
ASSETS

Cash and equivalents	$81,561	$59,141
Receivables	127,251	143,787
Inventories	194,594	220,528
Other current assets	34,728	46,083
Total current assets	438,134	469,539

Property, plant, and equipment, net	190,039	209,786
Goodwill and other assets	368,235	396,562
Total assets	$996,408	$1,075,887

LIABILITIES AND EQUITY

Accounts payable	$57,822	$70,806
Accrued expenses and other current liabilities	53,903	96,207
Current maturities of long-term debt and short-term borrowings	32,946	34,092
Total current liabilities	144,671	201,105

Long-term debt	188,103	143,695
Deferred income taxes	33,404	45,568
Employee benefit plans	47,398	58,709
Other long-term liabilities	16,511	21,407

Redeemable noncontrolling interest	6,856	6,420

Total equity	559,465	598,983
Total liabilities and equity	$996,408	$1,075,887

FRANKLIN ELECTRIC CO., INC. AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

(In thousands)	2015	2014

Cash flows from operating activities:
Net income	$73,691	$70,852
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	35,476	37,210
Share-based compensation	5,626	7,471
Realized gain on share purchase liability	(2,723)	—
Other	(6,663)	(2,528)
Changes in assets and liabilities:
Receivables	3,444	(29,064)
Inventory	9,350	(32,782)
Accounts payable and accrued expenses	(19,744)	22,852
Other	(194)	(26,662)
Net cash flows from operating activities	98,263	47,349

Cash flows from investing activities:
Additions to property, plant, and equipment	(26,171)	(35,525)
Proceeds from sale of property, plant, and equipment	1,542	1,608
Acquisitions and investments	(3,888)	(42,315)
Other investing activities	274	(1,490)
Net cash flows from investing activities	(28,243)	(77,722)

Cash flows from financing activities:
Change in debt	43,576	(18,823)
Proceeds from issuance of common stock	2,050	2,929
Excess tax from share-based payment arrangements	932	2,463
Purchases of common stock	(48,579)	(10,610)
Dividends paid	(18,926)	(17,421)
Purchase of redeemable non-controlling shares	—	(2,875)
Share purchase liability payment	(20,200)	—
Net cash flows from financing activities	(41,147)	(44,337)
Effect of exchange rate changes on cash	(6,453)	(702)
Net change in cash and equivalents	22,420	(75,412)
Cash and equivalents at beginning of period	59,141	134,553
Cash and equivalents at end of period	$81,561	$59,141